Exhibit 99.1

191 Mason Street Greenwich, CT 06830 +1 203-629-9595 Associated-Capital-Group.com

For Immediate Release:

Associated Capital Group, Inc.’s Investment in Gabelli Value Plus+ Trust

GREENWICH, CT, June 15, 2020 – Associated Capital Group, Inc. (“AC” or the “Company”) announces a scheduled meeting of its Board of Directors on June 29, 2020 to discuss the Company’s investment in the Gabelli Value Plus+ Trust (“GVP” or the “Trust”). This meeting has been organized in response to the GVP Board’s request, as it prepares for the proposed Continuation Vote planned at GVP’s forthcoming Annual General Meeting.

AC invested in the initial public offering of GVP on the London Stock Exchange in February of 2015 and has been supportive of its mandate and structure; AC recently announced additional share purchases in the open market. AC and its affiliates including Mario Gabelli, the Company’s Chairman, hold approximately 27.8% of the share count as of its most recent filing. As a UK PLC operating as an investment trust, GVP delivers a differentiated long term investment for AC’s value oriented portfolio.

The Trust brings the U.K. market the Gabelli time-tested Private Market with a CatalystTM methodology in a concentrated and active U.S. event-driven value portfolio with a preference towards smaller companies. Reflective of the Gabelli organization’s deep bottom-up research capabilities, the Trust uniquely maintains a significant concentration in many ‘less liquid’ small and micro-cap holdings, coupled with announced merger and other special situation investments oriented toward generating total returns. Associated Capital views this investment trust vehicle as an attractive closed-ended structure, owing to the London Stock Exchange’s established and historical market structure and favorable company rules.

In previous communications with the GVP Board, Associated Capital had voiced its support for measures which it believed would have served to enhance shareholder value and effectively provide temporary liquidity during supply/demand imbalances when reflected in the Trust’s share price discount to NAV. AC has been, and continues to remain, supportive of an active share buyback policy. This policy was highly effective when in place from the IPO through the second quarter of 2019. The policy was halted in June of 2019, accommodating other interests and absent in temporarily supporting imbalances. AC had also proposed other initiatives to the GVP Board, including a 5% per annum distribution policy.

Based upon a review of publicly available ownership information, AC believes one local and one international activist entity might own approximately 30% of GVP on a combined basis and might be acting in concert with one another. These coordinated efforts appear to be seeking short term gains by anticipating a possible liquidation and wind up of GVP, which is contrary to the long term objectives of the Trust.

As a unique exchange traded investment product, the U.K. investment trust is well suited for many shareholders, including Associated Capital. The purpose of the AC Board of Directors meeting scheduled for June 29, 2020 is to conclude whether current dynamics at GVP dilute the long term investment benefits of the GVP value strategy. AC’s Board may decide to accelerate buying businesses and redeploy assets, even from investments such as GVP, which provide what Warren Buffett cherishes – compounded, long-term gains.

191 Mason Street Greenwich, CT 06830 +1 203-629-9595 Associated-Capital-Group.com

About Associated Capital Group, Inc.

Associated Capital, based in Greenwich Connecticut, is a diversified global financial services company that provides alternative investment management through Gabelli & Company Investment Advisers, Inc. (“GCIA” f/k/a Gabelli Securities, Inc.). We have also earmarked proprietary capital for our direct investment business that invests in new and existing businesses. The direct investment business is developing along three core pillars: Gabelli Private Equity Partners, LLC (“GPEP”), formed in August 2017 with $150 million of authorized capital as a “fund-less” sponsor; the SPAC business (Gabelli special purpose acquisition vehicles), launched in April 2018; and Gabelli Principal Strategies Group, LLC (“GPS”) created to pursue strategic operating initiatives.

For Further information
Please contact

Kevin Handwerker
General Counsel
+1 (203) 629-9595